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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

1.   Neenah Foundry Company

     Hartley Controls Corporation - wholly owned.
     Neenah Transport, Inc. - wholly owned.
     Deeter Foundry, Inc. - wholly owned.
     Mercer Forge Corporation - wholly owned.
     Dalton Corporation - wholly owned.
     Advanced Cast Products, Inc. - wholly owned.
     Niemin Porter & Co. - wholly owned.


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